Exhibit 10.4

PROMISSORY NOTE

August 2, 2012 $ 35,000.00

Whereas Charles M. Basner, (“Lender”), having an address of 10 Orchard Blossom Rd., Windham, NH 03087, has loaned $ 35,000.00 to Kenergy Scientific, Inc., formerly SpeechSwitch, Inc. (“Borrower”), a New Jersey corporation, having an address of 6 Minneakoning Rd., Flemington, NJ 08822 on this 2nd day of August, 2012, receipt of which is acknowledged;

Now, Therefore, the parties agree as follows:

Borrower shall pay Lender the full sum of $ 35,000.00, plus 7 % per annum interest on or before February 2, 2013. In the event that Borrower fails to make payment in full on that date, then this Note shall automatically become a default instrument and Lender may take whatever action he may elect to recover his loss, including legal action, with continuing accrual of 7 % per annum interest, and attorney’s fees.

Date:Auguat 2, 2012	Kenergy Scientific, Inc.(formerly SpeechSwitch, Inc.)
By: /s/ Kenneth Glynn
Kenneth Glynn Chief Executive Officer